Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, February 13, 2008
7:30 a.m. CST
BELO REPORTS RESULTS FOR
THE FOURTH QUARTER AND FULL YEAR 2007
     DALLAS — Belo Corp. (NYSE: BLC) today reported a net loss per share for the fourth quarter and full year 2007 of ($3.26) and ($2.57), respectively, compared with earnings per share of $0.50 and $1.26, respectively, for the fourth quarter and full year 2006. The fourth quarter net loss includes a non-cash charge to goodwill of $367 million or $3.58 per share which was disclosed on January 24, 2008. Excluding the impairment charge, fourth quarter net earnings and fourth quarter earnings per share were $33.1 million and $0.32 per share, respectively, and full year net earnings and full year earnings per share were $103.7 million and $1.01 per share, respectively.
2007 in Review
     Dunia A. Shive, Belo Corp.’s president and Chief Executive Officer, said, “The Television Group achieved outstanding performance in 2007, reporting record revenue even though 2007 followed the strong political spending of 2006, and the Newspaper Group made significant progress in transforming its business to compete in an increasingly Internet-centric environment.”
     Television Group revenue was up a peer-leading 0.8 percent versus the prior year. Odd-numbered year revenue growth is rare following the heavy political spending of an even-numbered year. Even as the newspaper industry continued to experience a very soft advertising environment, especially in Southern California where Belo operates The Press-Enterprise, Belo’s Newspaper Group launched several new product initiatives and implemented cost reduction measures. The Dallas Morning News reported year-over-year EBITDA growth of 5.9 percent, partly due to such product initiatives and cost controls. Online advertising revenue grew at a rapid pace once again, increasing 24 percent in the fourth quarter and 26 percent for the full year.
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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     Commenting on the recent spin-off of Belo’s newspaper businesses and related assets into a separate publicly-traded company called A. H. Belo Corporation, Shive added, “Both Belo and A. H. Belo are well positioned to compete effectively in their respective industries. Each company has outstanding assets with balance sheets appropriate for their businesses and the capacity to support future growth and innovation.”
     The fourth quarter 2007 loss includes a non-cash impairment charge of $367 million, or $3.58 per share, related to reductions to goodwill of $243 million at The Providence Journal, $102 million at The Press-Enterprise in Riverside, CA and $22 million at WHAS-TV in Louisville. These charges were determined through Belo’s annual impairment testing of goodwill and other intangible assets using the methodology prescribed by Statement of Financial Accounting Standards No. 142. The $367 million impairment is a non-cash charge to earnings and, as such, will not affect Belo’s liquidity, cash flows from operating activities or debt covenants, or have any impact on future operations.
     The fourth quarter and full year 2007 also include non-recurring expenses related to the Company’s spin-off of its newspaper businesses and related assets of $6.5 million and $9.3 million, respectively.
Consolidated
     Consolidated revenue for the fourth quarter of $407 million decreased 6.8 percent versus the fourth quarter of 2006, while full year 2007 revenue of $1.52 billion decreased 4.6 percent when compared to full year 2006.
     Belo’s total operating costs and expenses for fourth quarter and full year 2007, excluding the impairment charge, decreased 1.1 percent and 2.4 percent, respectively, benefiting from head count reductions, lower pension expense related to the Company’s decision to freeze its pension plan effective March 31, 2007, lower newsprint expense resulting from decreases in both consumption and price, and lower distribution expense related primarily to the reduced circulation perimeter of The Dallas Morning News. Consolidated EBITDA decreased 19 percent in the fourth quarter of 2007 and 8.9 percent for full year 2007.
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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Television Group
     Television Group total revenue decreased 2.4 percent in the fourth quarter due to significantly lower political revenue in 2007 versus the prior year. Total spot revenue decreased 5 percent in the fourth quarter and decreased 1.1 percent for the full year 2007. Fourth quarter and full year 2007 included political revenue of $8.4 million and $14.6 million, respectively, versus political revenue in the fourth quarter and full year 2006 of $31.6 million and $47 million, respectively. Online ad revenue for the Television Group’s Web sites increased an impressive 43 percent in the fourth quarter and 41 percent for the full year.
     Television Group segment costs and expenses increased 3.7 percent in the fourth quarter of 2007 and increased 3.8 percent for the full year. Segment EBITDA decreased 9.3 percent in the fourth quarter of 2007 versus the same period last year and decreased 3.2 percent for full year 2007.
Newspaper Group
     Newspaper Group total revenue decreased 11 percent in the fourth quarter of 2007 with advertising revenue down 14 percent. The fourth quarter of 2007 had one less Sunday than the fourth quarter of 2006. Adjusting for the difference in Sundays, Newspaper Group advertising revenue was down approximately 12 percent. On the same Sunday-adjusted basis, advertising revenue decreased 12 percent at The Dallas Morning News, 6 percent at The Providence Journal and 19 percent at The Press-Enterprise. Online advertising revenue associated with the Newspaper Group’s Web sites increased 15 percent versus the fourth quarter of the previous year. For the full year, Newspaper Group total revenue decreased 10 percent with an 11 percent decrease in advertising revenue. Web site advertising revenue increased 20 percent.
     Newspaper Group segment costs and expenses decreased 7 percent in the fourth quarter of 2007 as compared to the prior year. Newsprint expense decreased 24 percent in the fourth quarter with a 14 percent decrease in consumption. Fourth quarter Newspaper Group segment EBITDA decreased 26 percent. For full year 2007, Newspaper Group segment costs and
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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expenses decreased 8.5 percent including a 24 percent decrease in newsprint expense. Newsprint consumption was down 18 percent for the full year. Segment EBITDA for the Newspaper Group decreased 14 percent for full year 2007.
Corporate
     Corporate costs and expenses increased 4.5 percent to $32.3 million in the fourth quarter of 2007, as compared to $30.9 million in the fourth quarter of 2006. The fourth quarter included spin-off related costs of approximately $6.5 million, and share-based compensation expense of $6.4 million as compared to $3.4 million in the fourth quarter of 2006.
     Full year 2007 corporate costs and expenses were $102.6 million as compared to $100.1 million for full year 2006, an increase of 2.5 percent. Full year 2007 corporate costs included approximately $9.3 million in costs related to the spin-off, and share-based compensation expense of $13.4 million versus $10.7 million in 2006.
Other Items
     Belo’s total depreciation and amortization expense increased 7.5 percent in the fourth quarter of 2007 and increased 5.7 percent for the full year when compared to the prior year. The increase is primarily due to asset additions related to new facilities at The Press-Enterprise and The Dallas Morning News.
     Income tax expense decreased $7.4 million in the fourth quarter of 2007, or 26 percent, compared to the fourth quarter of 2006 and decreased $12.7 million for full year 2007, or 17 percent, compared to full year 2006 due primarily to lower pre-tax income.
     Total debt at December 31, 2007 was $1.2 billion. The Company did not repurchase shares in the fourth quarter but repurchased approximately 827,000 shares for the year at a total cost of $17.1 million. Belo invested $31.4 million in capital expenditures in the fourth quarter and $72 million for the full year. The Company’s leverage ratio, as defined in the Company’s credit facility, was 3.1 times at December 31, 2007.
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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Non-GAAP Financial Measures
     A reconciliation of Consolidated EBITDA to net earnings and a reconciliation of net earnings and earnings per share excluding the impairment charge to net earnings and earnings per share including the impairment charge are set forth in exhibits to this release.
2008 Outlook — Belo Corp.
     Shive said, “As for first quarter 2008, total television revenues are currently pacing down low single digits when compared with first quarter 2007. In the first quarter of 2008, we aired the Super Bowl on our single Fox affiliate versus our five CBS affiliates in 2007. In addition, we had strong performance relative to our peers in the first quarter of last year. As for political revenue, we don’t expect meaningful political revenue until the back half of the year.
     “As for full year 2008 guidance, we expect total revenues to be up in the mid-to-high single digits, depending on the strength of political in our markets and the stability of the economy. We expect Internet revenue growth to be less than the rate experienced in 2007 but still up strong double-digits. We expect operating expense to be up in the mid-single digits. Corporate expense will be approximately $40 million, excluding spin-off related costs and corporate costs attributable to A. H. Belo from January 1 to the spin-off date of February 8, 2008. Capital expenditures will be approximately $30 million. Belo will incur a one-time $18 million tax charge and payment in 2008 related to the transfer of certain intangible assets from Belo Corp. to A. H. Belo. We expect the tax rate to be around 39 percent, excluding the one-time $18 million tax charge just mentioned. While Belo’s leverage ratio at the time of the spin-off is projected to be about 4.4 times, we expect the leverage ratio to be below 4 times at year-end 2008.”
2008 Outlook — A. H. Belo Corporation
     Robert W. Decherd, A. H. Belo’s chairman, president and Chief Executive Officer said, “We’re only in a position to provide some general perspective on 2008 at this time, which
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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depends on economic conditions during the year and related advertiser responses to consumer spending patterns. A. H. Belo’s newspaper advertising revenues will be down in 2008 but not at the levels of decline experienced in 2007. Declines in Providence and Riverside especially will be more substantial than in Dallas/Fort Worth. Operating expenses will be flat or slightly lower than 2007 as long as newsprint prices do not exceed our assumptions. At our Investor Conference on January 30, we said those price assumptions are generally in line with current analyst projections. Corporate expenses for 2008 will be around $50 million and capital expenditures will be approximately $25 million.”
     A conference call to discuss this earnings release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-888-428-4479. A replay line will be open from 3:00 p.m. CST on February 13 until 11:59 p.m. CST February 20. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 906002.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play publicly-traded television companies, with annual revenue of approximately $775 million. The Company owns and operates 20 television stations reaching more than 14 percent of U.S. television households, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont-Columbia University Silver Baton Awards; eight George Foster Peabody Awards; and 19 national Edward R. Murrow Awards — all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation,
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix. Additionally, the Company has leveraged its local television assets to create regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the spin-off of the newspaper business of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including Belo’s Annual Report on Form 10-K.
About A. H. Belo
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and 12 associated Web sites. A. H. Belo owns and operates The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and La Prensa in Riverside. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa at 214-977-2702.
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Belo Announces Fourth Quarter and Full Year Results
February 13, 2008
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     Statements in this communication concerning A. H. Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in A. H. Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including A. H. Belo’s information statement on Form 10.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts (unaudited)	2007	2006	2007	2006
Net Operating Revenues	$406,716	$436,597	$1,515,625	$1,588,272

Operating Costs and Expenses
Salaries, wages and employee benefits	147,647	145,580	563,423	581,516
Other production, distribution and operating costs	132,530	133,116	500,341	488,855
Newsprint, ink and other supplies	25,030	32,138	103,443	133,758
Depreciation	23,968	21,721	94,286	87,384
Amortization	1,625	2,087	6,941	8,348
Goodwill impairment (1)	366,561	—	366,561	—

Total operating costs and expenses	697,361	334,642	1,634,995	1,299,861

Earnings (loss) from operations	(290,645)	101,955	(119,370)	288,411

Other income and expense
Interest expense	(22,487)	(22,618)	(94,494)	(95,654)
Other income, net (2)	1,258	966	11,489	10,926

Total other income and expense	(21,229)	(21,652)	(83,005)	(84,728)

Earnings
Earnings (loss) before income taxes	(311,874)	80,303	(202,375)	203,683
Income taxes	21,570	28,954	60,438	73,157

Net earnings (loss)	$(333,444)	$51,349	$(262,813)	$130,526

Net earnings (loss) per share
Basic	$(3.26)	$0.50	$(2.57)	$1.26
Diluted	$(3.26)	$0.50	$(2.57)	$1.26

Average shares outstanding
Basic	102,262	102,262	102,245	103,701
Diluted (3)	102,262	102,433	102,245	103,882

Cash dividends declared per share	$0.125	$0.125	$0.50	$0.475

Note 1: As a result of the annual goodwill impairment testing as required under Statement of Financial Accounting Standards No. 142, the Company recorded a total non-cash charge to goodwill of $366,561. The Television Group recorded a $22,137 charge related to WHAS-TV in Louisville, Kentucky. The Newspaper Group recorded a $101,630 charge related to The Press-Enterprise in Riverside, California, and a $242,794 charge related to The Providence Journal in Providence, Rhode Island.
Note 2: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other miscellaneous income (expense).
Note 3: Potential dilutive common shares were antidilutive as a result of the Company’s net loss for the three months and twelve months ended December 31, 2007. As a result, basic and diluted average shares outstanding were the same for these periods.

Belo Corp.
Consolidated Condensed Balance Sheets

	December 31,	December 31,
In thousands	2007	2006
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$18,980	$46,291
Accounts receivable, net	272,278	276,825
Other current assets	53,131	61,047

Total current assets	344,389	384,163

Property, plant and equipment, net	540,484	560,494
Intangible assets, net	2,205,886	2,574,218
Other assets	88,301	87,052

Total assets	$3,179,060	$3,605,927

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$59,644	$79,605
Accrued expenses	115,236	102,004
Other current liabilities	74,570	77,303

Total current liabilities	249,450	258,912

Long-term debt	1,168,140	1,283,434
Deferred income taxes	445,981	435,154
Other liabilities	63,781	101,279
Total shareholders’ equity	1,251,708	1,527,148

Total liabilities and shareholders’ equity	$3,179,060	$3,605,927

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

Belo Corp.
Segment Information

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2007	2006	2007	2006

Television Group
Net operating revenues	$217,976	$223,384	$776,956	$770,539
Segment costs and expenses	122,118	117,726	461,766	444,870

Segment EBITDA (1)	$95,858	$105,658	$315,190	$325,669

Newspaper Group
Net operating revenues	$188,740	$213,213	$738,669	$817,733
Segment costs and expenses	150,760	162,181	602,814	659,155

Segment EBITDA (1)	$37,980	$51,032	$135,855	$158,578

Corporate
Costs and expenses	$32,331	$30,927	$102,627	$100,104

Note 1:	Belo’s management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment’s earnings before interest expense, income taxes, depreciation, amortization and impairment. Other income (expense), net is not allocated to the Company’s operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

Belo Corp.
Non-GAAP to GAAP Reconciliations
Consolidated EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2007	2006	2007	2006

Consolidated EBITDA (1)	$102,767	$126,729	$359,907	$395,069
Goodwill impairment	(366,561)	—	(366,561)	—
Depreciation and amortization	(25,593)	(23,808)	(101,227)	(95,732)
Interest expense	(22,487)	(22,618)	(94,494)	(95,654)
Income taxes	(21,570)	(28,954)	(60,438)	(73,157)

Net earnings (loss)	$(333,444)	$51,349	$(262,813)	$130,526

Note 1:	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation, amortization and impairment. Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Consolidated EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.
Net earnings excluding impairment

	Three Months ended December 31, 2007			Twelve Months ended December 31, 2007
In thousands (unaudited)	Earnings	EPS	Shares(2)	Earnings	EPS	Shares(2)
Net loss	$(333,444)	$(3.26)	102,262	$(262,813)	$(2.57)	102,245
Goodwill impairment	(366,561)	$(3.58)	102,262	(366,561)	$(3.59)	102,245

Net earnings excluding goodwill impairment	$33,117	$0.32	103,346	$103,748	$1.01	103,128

Note 2:	Potential dilutive common shares were antidilutive as a result of the Company’s net loss for the three months and twelve months ended December 31, 2007. As a result, basic weighted average shares were used in the calculations of net loss per share and the per share effect of the goodwill impairment for these periods. In the absence of the net loss, potential dilutive common shares were added to weighted average common shares outstanding in the calculation of net earnings per share excluding goodwill impairment.